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                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT



         AGREEMENT, by and between POLAROID CORPORATION, a Delaware corporation, together with its permitted successors and assigns (the "Company"), and IAN J. SHIERS (the "Executive") entered into this 2ND day of MARCH, 2001, effective December 1, 2000.

                              W I T N E S S E T H:
                               -------------------

         WHEREAS, the Executive has important management responsibilities which benefit the Company and the Company believes that its best interests will be served if the Executive is encouraged to remain with the Company; and

         WHEREAS, the Company desires to continue the employment of the Executive and the Executive desires to continue such employment;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and the Executive (individually a "Party" and together the "Parties") agree to enter into the following agreement (this "Agreement"):

1.  DEFINITIONS.

         (a) "ANNUAL BONUS" shall mean a bonus amount payable under the Company's executive annual bonus plan (currently the Polaroid Incentive Plan for Executives).

         (b) "BASE SALARY" shall mean the annual rate of base salary (disregarding any reduction in such rate that constitutes Constructive Termination) as provided for in Section 3 below, as increased by the Board from time to time.

         (c)      "BOARD" shall mean the Board of Directors of the Company.

         (d)      "CAUSE" means:

                  (i) The Executive's willful malfeasance having a material adverse effect on the Company; or,

                  (ii)     The Executive's conviction of a felony;

                  provided, that any action or refusal by the Executive shall not constitute "Cause" if the Executive shall be entitled, under applicable law or under an applicable Certificate of Incorporation or By-Laws of the Company, as they may be amended or restated from time to time, to be indemnified with respect to such action or refusal.

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         (e)      "CONFIDENTIAL INFORMATION" means nonpublic information
                  relating to the business plans, marketing plans, customers or employees of the Company other than information the disclosure of which cannot reasonably be expected to adversely affect the business of the Company.

         (f)      "CONSTRUCTIVE TERMINATION" shall mean:

                  (i) the reduction in the Executive's job title or level as Executive Vice President;

                  (ii) a change in the Executive's reporting relationship to anyone other than the Chief Executive Officer; or the provision of significantly less favorable working conditions; or

                  (iii) unless effected with the Executive's consent, a reduction in the Executive's Base Salary or the discontinuation or any reduction in the Executive's participation or membership in any bonus, incentive or other benefit plan in which the Executive was a participant or member, without an economically equivalent replacement.

         (g) "DISABILITY" shall mean the Executive's disability within the meaning of the Polaroid Long Term Disability Plan.

         (h) "SEVERANCE PERIOD" shall mean the period of twenty-four (24) months following such termination.

         (i) "STOCK" shall mean the outstanding shares of Common Stock of the Company and any other shares of capital stock of the Company into which the Common Stock shall be reclassified or changed.

         (j) "SUBSIDIARY OR SUBSIDIARIES" of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) of the Voting Stock.

         (k) "TERMINATION DATE" shall mean the date of the Executive's termination of employment from the Company.

         (l) "VOTING STOCK" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2. POSITION, DUTIES AND RESPONSIBILITIES. The Executive shall be employed as an Executive Vice President of the Company; and the Executive's responsibilities shall be consistent with this position. Subject to the conditions set forth in this Agreement, the Executive's position and responsibilities may be changed from time to time by the Company, as it deems necessary. The Executive shall dedicate full time to carrying out the Executive's responsibilities and shall act in the best interests of the Company at all times. The Executive shall comply with the Company's policies and procedures. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from:


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         (i)      Serving, subject to the approval of the Board, on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations;

         (ii)     Engaging in charitable activities and community affairs; and,

         (iii) Managing his personal investments and affairs, provided that such activities do not interfere with the proper performance of his duties and responsibilities in the Company.

3. BASE SALARY. The Executive shall be paid an annualized Base Salary, currently U.S. $350,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed periodically by the Board.

4. RELOCATION BONUS. The Executive shall receive a Relocation Bonus of U.S. $180,000 upon the execution of this Agreement.

5. ANNUAL BONUS. The Executive shall participate in the Company's annual bonus plan using the targets and performance factors set forth in the Company's annual bonus plan, with an annual target award opportunity currently equal to fifty-five percent (55%) of Base Salary. This plan is reviewed periodically by the Board.

6. DEFERRED COMPENSATION. The Company will contribute U.S. $70,000 each year to a supplemental executive retirement plan, currently the Polaroid Elective Deferred Compensation Plan. These funds will only be available at the Executive's retirement.

7. RELOCATION EXPENSES. The Executive will participate in the Company's relocation program and receive those benefits set forth in Exhibit A.

8. HOUSING. The Company will provide the Executive with a loan to assist the Executive with the purchase of a home in the Boston area and the terms of the loan will be set forth in a loan agreement to be prepared by the Corporation for the Executive's review and agreement. The Company will also pay the Executive's closing cost estimated to be approximately $12,000.

9. EDUCATION AND OTHER PAYMENTS. The Company will reimburse up to U.S. $7,500 per year for (i) educational courses taken by the Executive's spouse at the university level or (ii) in the case where the Executive's spouse cannot be admitted to such courses at the university level, an annual payment of $7,500.00 would be made to the Executive for other costs for other reasonable interests and endeavors of the Executive's spouse ("allowed costs"). The reimbursements for educational payments or payments of allowed costs will be available through December 31, 2004, up to a total maximum for both of $30,000.


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10.      HEALTH CLUB MEMBERSHIP. The Company will reimburse the Executive up to
         U.S. $1,500 per year for a health club membership for the Executive and his spouse.

11. EMPLOYEE BENEFIT PROGRAMS. During the term of employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to executives at a similar level, as such plans or programs may be in effect from time to time, including, without limitation, long-term incentive plan(s), pension, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance.

12. SPECIAL PERFORMANCE ACCELERATED RESTRICTED STOCK AWARD (PARS). Upon the execution of this Agreement, the Executive will receive a PARS award that will fully vest in three (3) years and shall be subject to accelerated vesting upon attainment of specified goals as made available to the Executive at the time of the PARS award. This PARS award is attached as Exhibit B and may be accepted upon execution of this contract.

13.      RETIREMENT PLANS.

         (a) The Executive is eligible to make 401(K) and voluntary after-tax contributions through the Company's current Polaroid Retirement Savings Plan subject to change by the Company. In addition, the Executive will receive a Company contribution of eight percent (8%) of Base Salary in this Plan. Five percent (5%) shall be contributed to the ESOP fund and three percent (3%) shall be contributed to the Savings Fund. Any portion of the Executive's contribution that cannot be made into the Retirement Savings Plan due to the IRS limits shall be contributed into the Polaroid Elective Deferred Compensation Plan, a supplemental executive retirement plan. All amounts contributed to this Plan are one hundred percent (100%) vested.

         (b) The Executive is eligible to participate in Polaroid's Pension Plan, which is subject to change by the Company. The Executive's prior Polaroid Subsidiary service, shall be used to determine eligibility for participation, vesting and as the basis for the pay credits in the Pension Plan. The benefits in this Plan vest over five (5) years. Pay credits are made based upon time actually in the Plan at the following rates: 4.5% for service years 1 through 7; 6% for service years 8 through 15; and 8% for service years over 15. Amounts contributed in excess of the IRS statutory limits shall be placed in the current supplemental executive retirement plan.

         (c) Australian Superannuation Scheme. The Executive is no longer a resident in Australia, and therefore no longer eligible to participate in the Australian Superannuation scheme. The Executive represents that he has appointed a Resident Trustee to manage his accounts in Australia.

14. VACATION. The Executive is entitled to four (4) weeks of vacation annually, which will be administered in accordance with the Company's vacation policy.


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15.      CHANGE IN CONTROL. The Executive's executed Change in Control Agreement will remain in full force and effect and will not be affected by this Agreement.

16. TERMINATION DUE TO DISABILITY OR DEATH. In the event the Executive's employment is terminated due to the Executive's disability or death, the Executive, or the Executive's estate or beneficiaries, as the case may be, shall be entitled to:

         (a)      SALARY. Base Salary through the date of termination:

         (b) ANNUAL BONUS. Pro-rata portion of the Annual Bonus at target for the year in which the Executive's disability or death occurs. The Executive shall receive his pro rata distribution of the Annual Bonus as soon as practicable after such determination distribution is determinable or consistent with the Executive's election under the Elective Deferred Compensation Plan); and,

         (c) OTHER BENEFITS. Other benefits or entitlements in accordance with applicable plans and programs of the Company.

17. TERMINATION BY THE COMPANY FOR CAUSE. In the event the Company terminates the Executive's employment for Cause, the Executive shall be entitled to:

         (a) SALARY. Base Salary through the date of termination of Executive's employment for Cause;

         (b) OTHER ENTITLEMENT. Other benefits or entitlements, if any, in accordance with applicable plans or programs of the Company; however, notwithstanding the foregoing, the Executive shall not be entitled to any bonus (annual or long term) for the year in which his termination occurs.

18. CONSTRUCTIVE TERMINATION OR A TERMINATION BY THE COMPANY WITHOUT CAUSE. If prior to Change in Control, the Executive's employment is terminated by the Company without Cause, other than due to Disability or death, or the Executive terminates following a Constructive Termination, the Executive, upon the execution of a full and complete release, shall be entitled to:

         (a) SALARY. Base Salary through the date of termination of the Executive's employment;

         (b) ANNUAL BONUS. Annual Bonus payments for the period from the beginning of the year in which the Executive's termination occurs through the end of the Severance Period based upon the actual performance of the Company without regard to any other factors that could reduce the ultimate distribution. The Executive shall receive his Annual Bonus payments as soon as practicable after such determination distribution is determinable or consistent with the Executive's election under the Elective Deferred Compensation Plan;


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         (c)      SEVERANCE PAYMENT. Base Salary, at the annualized rate in
                  effect on the date of termination of the Executive's employment, in a stream of payments in accordance with the Company's regular payroll schedule beginning on the regular payroll distribution date next succeeding the Executive's Termination Date, for the Severance Period;

         (d) PENSION VESTING. The Executive shall be fully vested in the Polaroid Pension Plan and the associated executive retirement plans;

         (e) INSURANCE. Medical, dental and executive life insurance benefits (collectively "Insurance Benefits") at the same rate as active employees similarly situated for the Severance Period and thereafter for a period equal to twenty-four (24) months following the Executive's Termination Date or until the Executive is eligible to receive such Insurance Benefits through another employer (this benefit shall run coterminous with COBRA rights), whichever occurs first;

         (f) OPTIONS. Full vesting of all options through the Executive's Termination Date with the exercise period being the lesser of two (2) years from the Executive's Termination Date or the exercise period stated in the Executive's applicable Option or Supplemental Option Agreement and subject to all other terms of such agreements governing the Options;

         (g) PERFORMANCE AWARDS. A distribution of a pro-rata portion of Performance Awards (including but not limited to Performance Shares, PARS, and Restricted Stock) as granted through the Executive's Termination Date will be made when distributions from similar awards are made to active employees. The Performance Award distributions, as adjusted for the pro-rata period, shall be based on the Company's actual performance during the performance period for such award. Determination of award distributions shall be on the same basis as applied to senior officers employed by the Company at the time such awards are delivered;

         (h) OUTPLACEMENT COUNSELING. Outplacement services will be provided consistent with the Company's outplacement practices in effect on the Executive's Termination Date;

         (i) OTHER BENEFITs. Other benefits or entitlements in accordance with applicable plans and programs of the Company;

         (j) DISABILITY COVERAGE. Short and long-term disability that is reasonably comparable to the coverage provided to the Executive on his Termination Date and which can be purchased on the open market for a period equal to the lesser of twenty-four (24) months following the Executive's Termination Date or until the Executive is eligible to receive comparable benefits through another employer;

         (k) SURVIVOR BENEFITS. Should the Executive become eligible to receive payments and benefits under this Section and die prior to receipt of all such payments and benefits, the residual payments shall be made to the Executive's beneficiary(ies). Any residual family medical and dental benefits which the Executive was receiving on the Executive's date of death shall continue to the family members the Executive had covered in such medical and dental plans on such date; and


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19.      NON-COMPETITION. During employment or any Severance Period pursuant to the provisions of paragraph 18, or in no event for a period less than twelve (12) months following any other termination of employment, the Executive shall not engage in any activity directly or indirectly with Eastman Kodak Company or Fuji, whether as a principal, partner, executive, consultant, shareholder, director (other than as a holder of not in excess of one percent (1%) of the outstanding voting shares of any publicly traded company) or otherwise.

20. CONFIDENTIALITY. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall comply with the Confidentiality Agreement Executive executed when the Executive was hired and further shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or information designated as confidential or proprietary that the Company may receive belonging to suppliers, customers or others who do business with any of its Subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company; is in the public domain (other than by reason of the Executive's breach of this Agreement); or has been disclosed to the Executive prior to the date hereof from sources not breaching any agreement with the Company.

21. COMPANY PROPERTY. Promptly following the Executive's termination of employment, the Executive shall return to the Company all property of the Company including but not limited to computer(s), identification badge, and business cards, credit cards, and all copies of Confidential Information in the Executive's possession or under the Executive's control whether on paper or electronic storage media.

22. MISCELLANEOUS ADJUSTMENTS UPON TERMINATION. Upon termination of the Executive's employment, the Company shall have the right to deduct from any cash payment due to the Executive, all amounts required by applicable law to be withheld and in addition, any amounts which the Executive may owe to the Company as of the Executive's Termination Date, including but not limited to items such as company store, corporate credit card obligations and Company property issued to the Executive and not otherwise accounted for or returned.


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23.      NON-SOLICITATION OF EMPLOYEES. During employment or any Severance
         Period pursuant to the provisions of paragraph 18 or for a period of twelve (12) months following any termination of the Executive's employment for Cause or by the Executive voluntarily, the Executive shall not directly or indirectly induce any employee of the Company to terminate employment with the Company, and shall not directly or indirectly, either individually or as owner, agent, consultant, director, officer, shareholder or otherwise, employ or offer employment to any person who is employed by the Company.

24. NON-SOLICITATION OF CUSTOMERS. For a period of twelve (12) months from the Termination Date, the Executive shall not directly or indirectly solicit customers of the Company ("Customers") for the sale to the Customers of products or services that compete with the Company's businesses. For purposes of this paragraph, the Company's businesses shall be limited to silver halide film, cameras and instant printing media. Notwithstanding the foregoing, however, this paragraph shall not preclude the Executive from directly or indirectly soliciting the sale to the Customers of products or services that compete with the Company's businesses if such products or services are ancillary to products or services that do not compete with the Company's businesses. For example, if the Executive were to directly or indirectly solicit to the Customer the sale of cellular phones and a thermal printer and media is offered for sale to the Customer as an accessory product or service, such accessory product or service shall not be considered as competing with the Company's businesses. The foregoing is intended to be illustrative only.

25. COMPANY POLICIES. The Executive agrees that the Executive shall be bound by all written policies established by the Company and by any written personnel manual or written policy statement even though such policy may be unilaterally amended, terminated or modified at the sole discretion of the Company.

26. DISPUTE RESOLUTION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

27. EQUITABLE REMEDIES. The Executive acknowledges that the covenants and obligations with respect to Non-competition, Non-disclosure and Non-solicitation relate to special, unique, and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that if the Executive shall breach any of these covenants, the Company shall have no further obligation to pay any benefits or otherwise may payments hereunder, and the Company shall be entitled to an injunction, restraining order, or such other equitable relief (without the requirement to post a bond) restraining the Executive from committing any violation of the covenants and obligations contained in this Agreement. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) shall reasonably determine. The Executive further agrees that such injunction, restraining order, or other equitable relief may be had in any appropriate court of the Commonwealth of Massachusetts having jurisdiction over either Party to this Agreement

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         or over the subject matter of this Agreement, and more particularly, may be enforced by a proceeding in any such court of the Commonwealth of Massachusetts.

28. INTENTION OF THE PARTIES. If any provision of this Agreement is determined by an arbitrator (or a court of competent jurisdiction) not to be enforceable, the Executive agrees that it is the intention of the Parties that such provision should be enforced to the maximum extent possible under applicable law and that such arbitrator (or court) shall reform such provision to make it enforceable with the intent of the Parties.

29.      GENERAL COVENANTS.

         (a) During employment and the Severance Period or twelve (12) months following a termination of employment, whichever is greater, the Executive agrees on the Executive's own behalf and on behalf of the Executive's agents and representatives, not to engage in any public criticism regarding the Executive's employment with the Company or to make any negative, detrimental, or derogatory comments concerning the Company or its stockholders, directors, officers or employees, past and present, and the Company agrees not to engage in any public criticism regarding the Executive's employment with the Company.

         (b) The Executive shall not disclose the terms of this Agreement unless required to do so by law; provided, however, that the terms of this Agreement may be disclosed in confidence to the Executive's attorneys and tax or financial consultants. Before disclosing the terms of this Agreement to anyone as permitted under this paragraph, the Executive shall first obtain an agreement from the person receiving the information that he or she will not disclose the terms of the Agreement to any other person. The unauthorized disclosure of the terms of this Agreement by any person shall constitute a violation of this Agreement by the Party who initially disclosed the terms of this Agreement. If and when this Agreement becomes a public document, this paragraph shall become null and void.

30. ASSIGNMENT. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and the Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.

31. ENTIRE AGREEMENT. This Agreement, with the plans and grant agreements referenced herein, along with the Change in Control Agreement referenced in paragraph 16, and the mortgage and promissory note executed between the Executive and the Company, contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.


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32.      AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

33. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

34. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

35. BENEFICIARIES/REFERENCES. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of the Executive's incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive's beneficiary, estate or other legal representative. Absent any written notice the beneficiary shall be the Executive's estate.

36. APPROVAL & AGREEMENT. Upon the execution of this Agreement, the Executive understands and agrees that:

         (a) Upon the execution of this Agreement, the Executive will cease to be employed by Polaroid Australia Pty. Limited;

         (b) Any and all employment or expatriate agreements, excluding the Change in Control Agreement referenced above, that have been entered into between the Company or one of its subsidiaries and the Executive shall be null and void, specifically the Executive's temporary expatriate agreement, dated 17 May 1999;

         (c) The Executive will commence employment with Polaroid Corporation; and,

There is no automatic right to re-employment with Polaroid Australia Pty. Limited either on the same or different terms as before, with or without a break in employment.

37. GOVERNING LAW. This Agreement shall be governed by, construed, and interpreted in accordance with the laws of Massachusetts, in the United States without reference to principles of conflict of laws.

38. NOTICES. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid,

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         return receipt requested, duly addressed, if to the Company, to the corporate headquarters, attention: Vice President, Human Resources, with a copy to the General Counsel; and, if to the Executive, at the Executive's home address on record with the Company.

39. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

40. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts.

41. WITHHOLDING. The Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Executive hereunder.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                            POLAROID CORPORATION



                                            By: /s/ HARVEY M. GREENBERG
                                                ------------------------------
                                            Name:  Harvey M. Greenberg
                                            Title: Senior Vice President,
                                                   Human Resources



/s/ IAN J. SHIERS
-----------------------------------
Ian J. Shiers


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